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             UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.

                               FORM 8-K

                            CURRENT REPORT

Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934


                              APRIL 21, 2000
           Date of Report (Date of Earliest Event Reported)


                  SEAHAWK DEEP OCEAN TECHNOLOGY, INC.
          Exact Name Of Registrant as Specified in its Charter


        COLORADO                 0-18239                 84-1087879
State or Other Jurisdiction   Commission File       IRS Employer Ident-
     Of Incorporation            Number               ification Number


          5102 SOUTH WESTSHORE BOULEVARD, TAMPA, FLORIDA 33611
       Address of Principal Executive Offices, Including Zip Code


                            (813) 832-4040
           Registrant's Telephone Number, Including Area Code


                                  N/A
      Former Name or Former Address, if Changed Since Last Report

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ITEM 5. OTHER EVENTS

MORTGAGE ON THE R/V SEAHAWK

     In February 1999, the Registrant organized a wholly owned subsidiary, RV Seahawk, Inc., a Florida corporation, and transferred the vessel R/V Seahawk into the new subsidiary. At the same time RV Seahawk, Inc. borrowed $154,000 from First Capital Services Inc. The term of the loan was six months, it was secured by a first preferred ships mortgage on the R/V Seahawk and carried an interest rate of 15.88%. RV Seahawk, Inc. paid the 6 months interest of $12,230 in advance together with a commitment fee of $12,500 and as an incentive to agree to the loan Mr. John Lawrence gave 100,000 of his free trading shares of the Registrant's common stock to First Capital. The Registrant guaranteed the loan. The Note provided for the loan to be renewed on payment of 6 months interest in advance, a further commitment fee of $1,500 and a further transfer to First Capital of 100,000 free trading common shares in the Registrant. The loan was not repaid or renewed, and on December 2, 1999, First Capital submitted a demand to the Registrant and RV Seahawk, Inc. for $164,476.

ARREST AND SALE OF THE R/V SEAHAWK

     On December 1, 1999, certain crew members of the R/V Seahawk filed for the arrest of the vessel with the Supreme Court of Gibraltar against debts for past due wages in the sum of $37,378. In January 2000, the Court sold the vessel for $207,000 at public auction to First Capital Services, Inc. From the proceeds of the sale, the Court paid the crew members and the balance of the net proceeds will be applied to the principal and accrued interest due First Capital under its first preferred ships mortgage. As a result of the sale the Registrant suffered a loss on disposal of equipment of $200,392

DEMAND FOR INDEMNITY FROM FORMER DIRECTORS

     In March, 1998, the Registrant received a demand for indemnity from Greg Stemm, John Morris and Dan Bagley, all former directors and officers of the Registrant, for payment of the sum of expenses they incurred in defending an action brought against them by the Securities and Exchange Commission. The indemnification claim was made under Colorado corporate law. The Registrant received itemization of the purported legal fees and costs incurred in the defense of the former directors and officers in the amount of approximately $700,000. In addition the former directors and officers claim that they are due consequential damages for lost wages of approximately $425,000. The Registrant resisted the claim and in December, 1998, the former directors and officers filed a lawsuit pursuant to their claim.

     The Registrant's directors have investigated the merits of the claim including the fact that the Registrant formerly agreed with the Securities and Exchange Commission that it would not pay the legal expenses of the former officers and directors in their defense of the action in question. The Registrant is of the opinion that the agreement with the Securities and Exchange Commission takes priority over state law and in January, 1999, the Registrant filed in the state court a Motion to Dismiss Complaint, a Motion for More Definite Statement and Motion to Strike. At the same time the Registrant filed a Motion for Preliminary and Permanent Injunction in the federal court. On June 23, 1999, the federal court denied the Registrant's Motion for Preliminary and Permanent Injunction. The Registrant filed a Motion for Reconsideration in the federal court but that was also denied.

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     Meanwhile, the case in state court continues. On July 19, 1999, the state court dismissed the complaint against the Registrant, without prejudice, for failure to state cause of action. On July 20, 1999, an amended complaint was served. On November 9, 1999 the plaintiffs filed for partial summary judgment and the Registrant filed for summary judgment. On March 3, 2000, the court granted final summary judgment in favor of Mr. Bagley's claim in the sum of $179,429 with interest at the statutory rate, reserving jurisdiction to determine entitlement to pre-judgment interest and attorneys' fees. The court will hear the Registrant's case for summary judgment in respect of Morris and Stemm on May 4, 2000.

REGISTRANT'S SHARES NO LONGER QUOTED ON THE OTC BULLETIN BOARD

     As a result of insufficient cash the registrant has been unable to afford the fees necessary to conduct an audit of its 1998 and 1999 financial reports and consequently could not file Forms 10KSB for 1998 and 1999. On April 5, 2000, pursuant to OTCBB eligibility rules, which required the registrant to be current with its filings by that date, the registrant's common stock ceased to be quoted on the OTCBB.


                                  SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has caused this Report to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: April 26, 2000            SEAHAWK DEEP OCEAN TECHNOLOGY, INC.


                                 By:/s/ John T. Lawrence
                                    John T. Lawrence, President





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